SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. )

ISILON SYSTEMS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

46432L104

(CUSIP Number)

12/31/06

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 14 Pages

CUSIP NO. 46432L104	13 G	Page 2 of 14 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL X, A DELAWARE LIMITED PARTNERSHIP (“SC X”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0535705
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,291,352
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,291,352
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,291,352
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 46432L104	13 G	Page 3 of 14 Pages

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS X, A DELAWARE LIMITED PARTNERSHIP (“STP X”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0537311
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,360,906
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,360,906
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,360,906
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 46432L104	13 G	Page 4 of 14 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL X PRINCIPALS FUND, L.L.C. (“SC X PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0537312
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 999,345
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 999,345
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 999,345
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 46432L104	13 G	Page 5 of 14 Pages

1	NAME OF REPORTING PERSON SC X MANAGEMENT, LLC (“SC X LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0535710
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,651,603
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.9%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 46432L104	13 G	Page 6 of 14 Pages

1	NAME OF REPORTING PERSON MICHAEL MORITZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  Mr. Moritz is a Managing Member of SC X LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  Mr. Moritz is a Managing Member of SC X LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,651,603
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.9%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 46432L104	13 G	Page 7 of 14 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  Mr. Leone is a Managing Member of SC X LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  Mr. Leone is a Managing Member of SC X LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,651,603
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.9%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 46432L104	13 G	Page 8 of 14 Pages

1	NAME OF REPORTING PERSON MARK STEVENS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  Mr. Stevens is a Managing Member of SC X LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  Mr. Stevens is a Managing Member of SC X LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,651,603
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.9%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 46432L104	13 G	Page 9 of 14 Pages

1	NAME OF REPORTING PERSON MICHAEL GOGUEN I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  Mr. Goguen is a Managing Member of SC X LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  Mr. Goguen is a Managing Member of SC X LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,651,603
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.9%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 46432L104	13 G	Page 10 of 14 Pages

1	NAME OF REPORTING PERSON MARK KVAMME I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  Mr. Kvamme is a Managing Member of SC X LLC.  Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
11,651,603 shares of which 9,291,352 shares are directly held by SC X, 1,360,906 shares are directly held by STP X and 999,345 shares are directly held by SC X PF.  Mr. Kvamme is a Managing Member of SC X LLC.  Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,651,603
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.9%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 46432L104	13 G	Page 11 of 14 Pages

ITEM 1.

(a)

Name of Issuer:

Isilon Systems, Inc.

(b)

Address of Issuer’s Principal Executive Offices:

3101 Western Avenue

Seattle, Washington  98121

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital X, a Delaware Limited Partnership

Sequoia Technology Partners X, a Delaware Limited Partnership

Sequoia Capital X Principals Fund, L.L.C.

SC X Management, LLC

Michael Moritz (“MM”)

Douglas Leone  (“DL”)

Mark Stevens  (“MS”)

Michael Goguen  (“MG”)

Mark Kvamme  (“MK”)

SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF.  MM, DL, MS, MG and MK are Managing Members of SC X LLC.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-180

Menlo Park, CA  94025

(c)

Citizenship:

MM, DL, MS, MG, MK:  USA

SC X LLC, SC X, STP X, SC X PF:  Delaware

(d)

Title of Class of Securities:

Common Stock

(e)

CUSIP Number:

46432L104

ITEM 3.   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.  Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 46432L104	13 G	Page 12 of 14 Pages

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  [ ]

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF   ANOTHER PERSON

NOT APPLICABLE

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.

CERTIFICATION

NOT APPLICABLE

CUSIP NO. 46432L104	13 G	Page 13 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2007

Sequoia Capital X, a Delaware Limited Partnership Sequoia Technology Partners X, a Delaware Limited Partnership
By: SC X Management, LLC, their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member
Sequoia Capital X Principals Fund L.L.C.
By: SC X Management, LLC, Its Managing Member
By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Douglas Leone Douglas Leone
/s/ Michael Moritz Michael Moritz
/s/ Michael Goguen Michael Goguen
/s/ Mark Stevens Mark Stevens
/s/ Mark Kvamme Mark Kvamme

CUSIP NO. 46432L104	13 G	Page 14 of 14 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to shares of Isilon Systems, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 7, 2007

Sequoia Capital X, a Delaware Limited Partnership Sequoia Technology Partners X, a Delaware Limited Partnership
By: SC X Management, LLC, their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member
Sequoia Capital X Principals Fund L.L.C.
By: SC X Management, LLC, Its Managing Member
By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Douglas Leone Douglas Leone
/s/ Michael Moritz Michael Moritz
/s/ Michael Goguen Michael Goguen
/s/ Mark Stevens Mark Stevens
/s/ Mark Kvamme Mark Kvamme